Exhibit 99.1

Coupa Announces Intent to Acquire Contract Lifecycle Management Leader Exari

Acquisition will extend Coupa’s leadership in business spend management by unifying an advanced CLM solution with core transactional spend

SAN MATEO, Calif., April 16, 2019 – Coupa Software (NASDAQ: COUP), a leader in business spend management (BSM), announced today that it has entered into an agreement to acquire Exari, a leading provider of contract lifecycle management (CLM). Exari will extend Coupa’s existing contract management capabilities and reinforce Coupa’s strategy of providing market-leading power-user applications that maximize the value of the core transactional spend captured in the Coupa BSM Platform.

“Today, billions of dollars of buy-side transactional spend are processed against contracts stored in Coupa,” said Rob Bernshteyn, chairman and chief executive officer at Coupa. “By unifying Exari’s advanced CLM capabilities with this transactional spend, we will enable companies to further decrease maverick spend, drive more savings, reduce risk, and spend smarter. This acquisition will further cement our leadership position in business spend management and our commitment to deliver measurable business value.”

Exari enables businesses to manage the entire contract lifecycle: from contract request, creation, and approval to negotiation, signature capture, and optimization with compliance built-in throughout the process. Leveraging its Universal Contract ModelTM, Exari provides a comprehensive set of capabilities, including:

•	Contract Creation: Any employee can easily create compliant contracts with guided workflows and reusable libraries.

•	Contract Discovery: Automatically turn text into data with AI-based data extraction and analysis that enables compliance matching with remarkable speed and certainty.

•	Contract Collaboration: Easily collaborate across the contract lifecycle, from contract authoring and clause management to advanced negotiations, to create and execute contracts faster.

Once the transaction is closed, Exari will be unified with the Coupa contract repository. This synergistic offering will enable companies to easily create and manage compliant contracts, and operationalize these contracts against spend transactions to turn negotiations into realized savings.

“Understanding contract exposure and opportunities is increasingly a board issue as companies struggle to effectively manage compliance and business risks,” said Bill Hewitt, chief executive officer at Exari. “As part of Coupa, we will be able to provide companies around the globe with a world-class CLM solution as an integral part of their overall business spend management strategy.”

“Contracts are the underpinning of every business, yet many struggle to get value from their negotiated contracts,” said Mickey North Rizza, program vice president, Enterprise Applications and Digital Commerce at IDC. “Bringing Exari’s robust CLM capabilities together with the Coupa BSM Platform will create an unparalleled offering that deeply embeds contracts within a company’s core transactional processes to ensure negotiated savings and terms are applied at the moment spend is happening. This new offering, once integrated, will deliver differentiated value that is highly sought after. Evidenced by what we’ve seen with Coupa’s prior acquisitions, I expect Coupa to unify Exari with its platform quickly and continue to deliver against its vision of creating a comprehensive, user-centric platform for business spend management.”

Exari is recognized as a Leader in The Forrester Wave™: Contract Lifecycle Management For All Contracts, Q1 2019 Report. The report states that “Exari has become a leader in AI-enabled importing and disaggregating contracts into constituent parts, using a contract data model that allows deeper analytics of a company’s overall contract portfolio.”

The proposed acquisition is expected to close during Coupa’s fiscal second quarter, subject to the satisfaction of regulatory approvals and other customary closing conditions.

To learn more about the Coupa BSM Platform, which empowers the world’s most successful organizations with the visibility and control they need to manage all their spend in one place, visit https://www.coupa.com/.

About Coupa

Coupa Software is the leading provider of BSM solutions. We offer a comprehensive, cloud-based BSM platform that has connected hundreds of organizations with more than four million suppliers globally. Our platform provides greater visibility into and control over how companies spend money. Using our platform, businesses are able to achieve real, measurable value and savings that drive their profitability. Learn more at www.coupa.com. Read more on the Coupa Blog or follow @Coupa on Twitter.

About Exari

Exari delivers a comprehensive Enterprise Contract Lifecycle Management platform, used every day by market-leading companies to understand all aspects of their contract ecosystem worldwide. With Exari, customers can reduce contract risk and improve operating efficiency with 100% Contract Certainty™. Learn more at www.Exari.com.

Forward-Looking Statements

This release includes forward-looking statements. All statements other than statements of historical facts, including our intention to acquire Exari, expectations regarding the timing of when the acquisition will be completed, the proposed benefits of the acquisition to us, our customers and our market position, and statements regarding the capabilities of Coupa and Exari following the acquisition, are forward-looking statements. These forward-looking statements are based on Coupa’s current expectations and projections about future events and trends that Coupa believes may affect its financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially, including the risk of failing to satisfy closing conditions to the transaction; the risk that the transaction will not close or that closing will be delayed; the risk that the companies’ respective businesses will suffer due to uncertainty related to the transaction; difficulties encountered in integrating merged businesses, including employee, customer, supplier and product difficulties; costs related to the transaction; general market and business conditions; unanticipated impact of accounting for the transaction; and difficulties with the realization of the benefits of the acquisition. These and other risks and uncertainties that could affect Coupa’s future results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Coupa’s annual report on Form 10-K filed with the SEC on March 27, 2019, which is available at investors.coupa.com and on the SEC’s website at www.sec.gov. Further information on potential risks that could affect actual results will be included in other filings Coupa makes with the SEC from time to time.

The forward-looking statements in this release reflect Coupa’s expectations as of the date hereof. Coupa undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations.

###